                                                                    Exhibit 10.9

                                CLAIMS AGREEMENT


     This CLAIMS AGREEMENT, dated as of December 16, 1993 (this "Agreement"), is among INTEGRATED RUNOFF INSURANCE SERVICES CORPORATION, a New Jersey corporation ("IRISC"), and LASALLE RE LIMITED, a company incorporated and organized under the laws of Bermuda (the "Customer").

     WHEREAS, Customer desires to hire IRISC to perform audits, and to handle and process claims emanating from the Portfolio (as defined herein); and

     WHEREAS, IRISC is in the business of providing Claims Management, Audit and other Services (collectively, "Services"), as more fully described herein; and

     WHEREAS, Customer desires to engage IRISC for such Services;

     NOW, THEREFORE, for good and valuable consideration, it is agreed by and between Customer and IRISC as follows:

     Section 1.     Term.

     (a) This Agreement shall be effective as of the date hereof, (the "Effective Date") and shall remain in effect through December 31, 1996 (the initial "Term") unless terminated pursuant to Section 2 hereof or extended pursuant to Section 1(b).

     (b) Unless terminated, the Term of this Agreement shall automatically, and without any further action of either party, be extended at the end of each calendar year commencing on December 31, 1996, for an additional year, unless either party shall give six months prior written notice to the other of its election that this Agreement shall terminate on such annual anniversary date. In the case of a termination the Customer may nevertheless, on 90 days' notice to IRISC, extend the term of this Agreement for an additional three months following the date on which the termination would otherwise be effective.

     Section 2.     Cancellation/Termination.

     (a) Customer or IRISC may terminate this Agreement immediately if the other party (i) loses its corporate charter, (ii) is placed in receivership, makes an assignment for the benefit of creditors, is placed in a proceeding for the purpose of winding up or liquidating its business affairs or is the subject of any proceeding based upon its insolvency or (iii) loses any license or permit which is then required in order to engage in the business contemplated by this Agreement.

     (b) Customer or IRISC may terminate this Agreement immediately upon written notice based upon (i) fraud upon the terminating party by the other party or (ii) a material breach of this Agreement by the party being terminated which has not been corrected after thirty days written notice.

     (c) Unless prior written consent has been obtained, either Customer or IRISC may terminate this Agreement upon ninety days written notice to the other in the event that there has been a transfer or sale of a controlling interest in the other party, except for transfers to a parent, subsidiary or affiliate of the party whose stock is being transferred.

     (d) In the event of a termination of this Agreement, Customer agrees that it will not, for a period of one year from the date of termination, solicit or engage the services of employees of IRISC.

     (e) Termination of this Agreement shall not relieve either party of its liability for performance under the Agreement to the date of termination. Following any termination, the parties will cooperate with each other to satisfy any reasonable requests for information concerning actions taken during the Term.

     (f) In the event of cancellation or termination of this Agreement, Customer shall immediately arrange for the return or transfer to a succeeding administrator of copies of all its files and records at its cost. IRISC will cooperate fully with Customer in this return or transfer.

     Section 3.     IRISC Services and Obligations.

     (a) During the Term of this Agreement, IRISC shall provide the following Services for Customer related to the Portfolio:

          (1) Claims Management Services, including the establishment of claims handling procedures, the securing of sufficient documentation concerning claims arising from the Portfolio, the adjustment, agreement, and settlement of such claims, or otherwise the rejection and assertion of defense of uncovered claims, each in accordance with the terms and conditions of the policies, treaties, contracts, binders, or facultative certificates of reinsurance underlying the Portfolio and in accordance with applicable law and reasonable and customary industry standards;

          (2) AUDIT SERVICES, as may be required by the Customer, including reviews of prospective reinsured's claim operations preliminary to underwriting an account, and post-underwriting audits;

          (3) ANCILLARY SERVICES, including review of slip and policy wordings, evaluation of the reinsured's catastrophe response plan, and such other services as Customer and IRISC agree that IRISC shall provide.

     (b) IRISC will adhere to applicable contractual, legal and regulatory obligations and shall otherwise maintain standards at least equal, in all material respects, to generally accepted reinsurance industry practices.

     (c) IRISC Services do not include any actuarial services or assessment of the ultimate amount of loss and expense projected to develop from the Portfolio.

     (d) IRISC will maintain management and staffing at levels necessary to provide the Services in accordance with Customer contractual obligations, regulatory requirements and generally accepted industry standards.

     Section 4.     Customer's Obligations.  Customer shall:

     (a) in no event require IRISC to provide Services that are not in accordance with all applicable contractual, legal and regulatory obligations;

     (b) deliver and or make available all files, records, accounts, documents and other information necessary for IRISC to carry out its obligations under this Agreement.

     Section 5.     Books and Records - Access and Ownership.

     (a) IRISC shall keep and provide to Customer, in a manner and form approved by and acceptable to Customer and IRISC, true and complete records of all business conducted under and pursuant to this Agreement, which (together with all other information related to Customer) shall be separate and apart from other records and information of IRISC, and shall make available for examination and inspection to duly authorized representatives of the Customer, at any time during ordinary business hours upon reasonable notice, all such records and information.

     (b) Any records and information maintained by IRISC pursuant to this Agreement, whether in written or electronic form, shall, subject to the property rights of any third person, remain the property of Customer and shall be delivered to Customer or its designee immediately upon termination of this Agreement, along with any and all files, programs, systems, data, input materials and output materials, the media upon which they are located (including cards, tapes, discs and other storage facilities), and all software programs or packages (together with any related documentation, source code or codes, object codes, upgrades, revisions, modifications, and any related materials) which may be necessary or useful to assist in the use of such records and information. In the event that a dispute arises between Customer and IRISC, IRISC shall have the right at any time after any termination of this Agreement to inspect the relevant records and information of Customer, in so far as they relate to the dispute, and to make copies thereof or extracts therefrom; provided that the foregoing shall not be deemed to supersede any discovery rights otherwise available to IRISC or Customer.

     Section 6.     Service Fees and Expenses.

     (a) Customer agrees to pay IRISC, in consideration of the Services provided, fees as set forth in Schedule A.

     (b) Customer also agrees to reimburse IRISC for reasonable Services-related travel expenses at cost if such travel has been requested by the Customer.

     (c) Billing for the Base Level (as defined in Schedule A hereof) will be transmitted to Customer on or before the fifteenth day of the month preceding each quarter. Billing for Services performed in 1993 shall be transmitted on the date hereof. Billings for expenses and Excess Support (as defined in Schedule A hereof) will be transmitted to Customer on or before the fifteenth business day after the end of the month in which the Excess Support was rendered and expenses incurred by IRISC. Remittance by Customer shall be due within thirty days of transmission of the relevant billing (as described in Schedule A hereof), by wire transfer to an account to be specified by IRISC. Interest shall be payable on late payments at the rate of one half of one percent per month for each subsequent month or fraction of month thereof after the due date until payment has been received by IRISC.

     Section 7. Loss & Allocated Expense. It is hereby understood and agreed by Customer that the Fees and expenses described in Section 6 do not include loss payments or Allocated Expenses. Loss and Allocated Expense payments will be paid by the Customer.

     Section 8. Reports to Customer. IRISC shall make periodic reports in connection with the Services it provides for Customer, in a manner and form approved by and acceptable to Customer and IRISC.

     Section 9. Computer Software, Hardware. IRISC shall supply the hardware and Customer shall provide the software necessary to process information in order to provide the Services specified under Section 3(a)(1) through (4). Customer will reimburse IRISC for hardwares and telecommunications costs associated with services provided under this Agreement. Hardware purchases shall be submitted to the Customer for a prior approval.

     Section 10.    Indemnification.

     (a) If, in connection with any Services, IRISC or any of its employees or agents becomes involved as a defendant in any action or legal proceeding brought by a third party, Customer agrees to indemnify and hold IRISC, its employees or agents harmless against all damages, claims, losses, fines, penalties, disputes, and liabilities, whether legal or otherwise, including reasonable attorney's fees and other costs of defense; provided, however, that Customer shall not be liable under the foregoing indemnity agreement to the extent that the conduct of IRISC, its employees or agents which is the subject of the action or proceeding was wilfully negligent, reckless, fraudulent or involved willful misconduct. The provisions of this subsection shall survive the expiration or termination of this Agreement, including any extension thereof.

     (b) If Customer, any of its affiliates or any director, officer or employee of Customer or any of its affiliates (collectively, "Customer Parties") becomes involved as a defendant in any action or legal proceeding brought by a third party in connection with any services that are the subject of this Agreement, IRISC agrees to indemnify and hold the Customer Parties harmless against all damages, claims, losses, fines, penalties, disputes and liabilities, including reasonable attorney's fees and other costs of defense incurred by the Customer Parties in connection therewith; provided, however, that IRISC shall be liable under the foregoing indemnity agreement only to the extent that the action or proceeding is related to or arises out of conduct of IRISC, its employees or agents that was wilfully negligent, reckless or fraudulent or involved willful misconduct. The provision of this subsection shall survive the expiration or termination of this Agreement, including any extensions thereof.

     Section 11. Assignment. Neither party may assign or transfer this Agreement to any person, firm, or corporation other than a parent, subsidiary, or affiliate without the written consent of the other party. This Agreement shall be binding upon the parties, their heirs, legal representatives, successors and assigns.

     Section 12. Applicable Law. This Agreement will be construed under the laws of Bermuda.

     Section 13. Enforceability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provisions had been omitted.

     Section 14. No Implied Waiver. The failure of any party to enforce any of the provisions herein shall not be construed to be a waiver of the right of such party to enforce any such provision.

     Section 15. Independent Contractor. IRISC shall act as an independent contractor in providing Services to Customer hereunder, and, except as expressly provided herein, not as an agent of Customer. Neither this Service Agreement nor the performance thereof by IRISC shall create nor be deemed to create any employer-employee, joint venture or partnership relationship between any of IRISC or any affiliate, officer, director or employee thereof, on the one hand, and any of Customer or any affiliate, officer, director or employee thereof, on the other hand.

     Section 16. Force Majeure. Neither party shall be liable for any delay or failure to meet its obligations (other than payment of IRISC Service Fees and Expenses) under this Agreement due to any cause outside its reasonable control including (without limitation) Acts of God, war, riot, malicious acts of damage, civil commotion, industrial dispute (other than a dispute involving solely the employees of the party in question), refusal of license, power failure, fire, explosion, or the lack of availability of materials.

     Section 17. Conflicts of Interest. Customer acknowledges that IRISC and its affiliates have interests, dealings and commitments that may conflict with the interests of Customer or the duties owed by IRISC to the Customer in connection with the Services to be provided under this Agreement. Customer agrees that IRISC may without prior reference to Customer take action or refrain from acting under this Agreement notwithstanding any such conflict. Neither IRISC nor any affiliate will be liable to account to Customer for any profit or remuneration made or received from or by reason of any appointment, dealings or arrangements whatsoever that may give rise to any such conflict and IRISC's fees under this Agreement shall not be abated thereby.

     Section 18.    Confidentiality.

     (a) IRISC agrees that it will not disclose or use for any purpose outside the scope of this Agreement proprietary and confidential information provided to it by Customer unless and until such information (i) becomes public knowledge other than through disclosure by IRISC or
          (ii) is subpoenaed or otherwise required by an authorized governmental authority. In the event that IRISC determines that it is required to provide any such information, it shall promptly provide notice to Customer.

     (b) IRISC's obligations under this Section shall continue after this Agreement terminates.

     Section 19. Arbitration/Litigation. If any irreconcilable dispute shall arise between the parties to this Agreement, such dispute shall be submitted to binding arbitration upon the request of one of the parties. Each party will choose one arbiter. The two arbiters will choose an umpire. The arbiters will be active or retired, disinterested executive officers of insurance or reinsurance companies. Each party will pay the fee of its arbiter and one-half the fee of the umpire. Remaining costs of arbitration will be paid as the written decision directs. Arbitration will take place in _______________ in accordance with the rules and procedures of the American Arbitration Association; provided, however, that, where a party to this Agreement is sued by a third party, such party to this Agreement can assert a cross-complaint, counterclaim, interpleader or other similar action against the other party to this Agreement in the court where the third party suit is filed.

     Section 20. Notices. Any notice required under this Agreement shall be sent, in writing, by certified or registered mail, postage prepaid, return receipt requested, by facsimile, by courier service or shall be hand delivered to the respective parties as follows:

          LASALLE RE LIMITED
          Cumberland House
          1 Victoria Street
          P.O. Box HM 1502
          Hamilton HM CX
          Bermuda
          Attn: ___________________
          Telephone: (809) 292-3339
          Facsimile: (809) 292-2656

          INTEGRATED RUNOFF INSURANCE SERVICES CORPORATION
          8 Centre Drive
          P.O. Box 195
          Jamesburg, N.J. 08831
          Attn:  Peter D. Johnson, President
          Telephone: (609) 655-8383
          Facsimile:  (609) 655-0503

     Section 21. Section Headings. The division of this Agreement into sections and the addition of section headings are for convenience only and shall not affect the interpretation or construction of this Agreement.

     Section 22. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to provide or account for the other counterpart(s).

     Section 23.    Definitions.

     "Allocated Expense" means fees, costs and expenses related to independent adjusters and investigators, physical damage inspectors, experts, witnesses, attorneys, taxed court costs, post-judgement interest, statutory penalties, and other reasonable and necessary fees, costs and expenses incurred in connection with the investigation, defense and settlement of claims and pursuit of reinsurance recoveries, but does not include IRISC salaries, benefits, administrative or normal overhead costs.

     "Portfolio" means the book of excess and participating treaty and facultative reinsurance agreements underwritten by Customer.

     "Services" means administrative services provided by IRISC which fall into the categories specified in Section 3(1) through (4).

     Section 23. Entire Agreement. The provisions set out herein constitute the whole and entire Agreement between Customer and IRISC, the parties hereto, and may be altered only by mutual agreement, reduced to writing and executed by authorized officers of both parties. There are merged herein all prior representations, promises and conditions, whether oral or written, in connection with the subject matter hereof. Any representation, promise or condition not incorporated herein shall not be binding upon the parties.

IN WITNESS WHEREOF, the parties have duly executed this Agreement.



               INTEGRATED RUNOFF INSURANCE SERVICES CORPORATION

                         Michael D. O'Halleran
               By: ____________________________________________

                         Chairman
               Its: ___________________________________________



               LASALLE RE LIMITED

                         Alan N. Colner
               By: ____________________________________________

                         Director
               Its: ___________________________________________

                                   SCHEDULE A
                                   ----------


                                   IRISC FEES


IRISC shall dedicate a base level of dedicated support (the "Base Level") to the provision of Services for Customer. The Base Level shall constitute up to four-hundred and fifty (450) hours of service per year. In respect of the Base Level, the annual fee shall be U.S.$50,000, payable quarterly in advance. This fee shall be subject to a 5.5% annual increase each January 1, commencing January 1, 1995. For Services performed in 1993, Customer shall pay IRISC the amount of U.S.$ 4,166.66, the prorated fee at the rate of U.S.$50,000 per year from December 1, 1993 to December 31, 1993.

In the event that additional IRISC resources are required, in excess of the Base Level, to provide support following a loss, or to conduct audits, or to maintain agreed service standards as a consequence of generally increased workloads ("Excess Support"), IRISC fees for such services shall be payable on an hourly basis in accordance with Annex 1 to this Schedule. IRISC shall obtain Customer's approval before providing such additional resources. IRISC shall provide a reconciliation of any such Excess Support and the Base Level of support and the calendar year ending during the term of this Agreement. The Customer shall pay IRISC for any applicable Excess Support within 30 days of presentation of the relevant billing.

                                    ANNEX 1
                                    -------

                              EXCESS SUPPORT FEES
                              -------------------



A.  Staffing level                       Hourly rate (U.S.$)
    --------------                       -------------------

    Adjuster                                    90.00
    Manager/AVP                                115.00
    Vice President                             180.00
    Senior Vice President                      200.00
    President/CEO                              250.00
    Clerical Support                            45.00

B. Hourly fees shall increase by five and one half percent (5.5%) on each anniversary date of this Agreement.